UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32609 (Commission File Number)	52-2277366 (IRS Employer Identification No.)

100 Overlook Center, Princeton, New Jersey 08540

(Address of principal executive offices)(Zip Code)

(609) 514-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

On February 14, 2013, Rockwood Specialties Group, Inc. (“RSGI”), an indirect subsidiary of Rockwood Holdings, Inc. (“Rockwood”), and Rockwood Specialties Group GmbH, an indirect subsidiary of Rockwood (together with RSGI, the “Purchaser”), and Kemira Oyj (the “Seller” or “Kemira”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) pursuant to which the Purchasers agreed to acquire Kemira’s 39% interest in the joint venture between Rockwood and Kemira (the “Joint Venture”). Pursuant to the Shareholders’ and Joint Venture Agreement, dated as of May 21, 2008, by and among Rockwood, RSGI, Kemira and certain affiliates of each (the “Joint Venture Agreement”), and related Master Agreement (the “Master Agreement”) and Implementation Agreement, the Joint Venture combined Rockwood’s titanium dioxide pigments and functional additives business with Kemira’s titanium dioxide business and was owned 61% by Rockwood and 39% by Kemira.

Pursuant to the Purchase Agreement, the Purchasers acquired Kemira’s 39% interest in the Joint Venture for a total purchase price of €97.5 million, subject to certain adjustments.  The transaction closed on February 15, 2013.

As a result of Rockwood’s purchase of Kemira’s 39% interest in the Joint Venture, the Joint Venture Agreement, the Master Agreement and Implementation Agreement were terminated.

A copy of the press release announcing Rockwood’s purchase of Kemira’s 39% interest in the Joint Venture and the resulting termination of the Joint Venture is furnished as Exhibit 99.1.

Item 8.01                                           Other Events.

The information set forth above under Item 1.02 with respect to Rockwood’s purchase of Kemira’s 39% interest in the Joint Venture is hereby incorporated by reference into this Item 8.01.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWOOD HOLDINGS, INC.

Date: February 15, 2013	By:	/s/Michael W. Valente
	Name:	Michael W. Valente
	Title:	Assistant Secretary